Exhibit 10.1

CONFIDENTIAL

Execution Version

VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement, dated as of January 6, 2025 (this “Agreement”), is by and between Getty Images Holdings, Inc., Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Shutterstock, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings specified in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Parent Merger Subs, the Company, HoldCo and Merger Sub 1 are entering into an Agreement and Plan of Merger (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Merger Agreement”) pursuant to which, on the terms and subject to the conditions set forth therein, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares and Dissenting Shares) shall, by virtue of the Second Merger, be automatically converted into the right to receive the Merger Consideration;

WHEREAS, as of the date hereof, the Stockholder is the record and beneficial owner of, has the right to dispose of, and has the sole right to vote the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Exhibit A hereto (together with any shares of Company Common Stock subsequently acquired by the Stockholder after the date hereof (provided that the Stockholder acquires record and beneficial ownership of, and has the unilateral authority to vote, such shares of Company Common Stock), the “Shares”);

WHEREAS, receiving the Company Stockholder Approval is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent and the Parent Merger Subs to enter into the Merger Agreement and incur the obligations therein, Parent and the Parent Merger Subs have required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.           Agreement to Vote; Restrictions on Transfers.

(a)        Agreement to Vote the Shares. The Stockholder hereby irrevocably and unconditionally agrees (solely in his capacity as a stockholder of the Company) that, from the date hereof until the Expiration Time (as defined below), at any meeting (whether annual or special, and at each adjournment, recess or postponement thereof) of the Company’s stockholders, however called, or in any other circumstance, in each case, upon which a vote, consent or other approval of the Company’s stockholders with respect to any of the matters described in clauses (x) or (y) below is sought (the “Required Vote Matters”), the Stockholder shall, and shall cause his Affiliates to, (i) appear at such meeting or otherwise cause all of the Shares to be counted as present thereat (including by proxy) for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy) all of the Shares (x) in favor of (A) the First Merger, the Second Merger and the adoption of the Merger Agreement, (B) any other matters necessary for consummation of the First Merger, the Second Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof, and (C) the adjournment of any meeting of the Company’s stockholders in accordance with Section 5.8 of the Merger Agreement and (y) against any Company Takeover Proposal or any action, agreement, transaction or proposal that would reasonably be expected to (I) result in a material breach of any representation, warranty, covenant, agreement or other obligation of the Stockholder under this Agreement, (II) result in any of the conditions to the consummation of the Transactions set forth in Article VI of the Merger Agreement not being fulfilled or satisfied prior to the Expiration Time or (III) otherwise prevent or materially delay, impede, interfere with or impair or otherwise materially and adversely affect the consummation of the Transactions and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.

(b)        Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, and shall cause his Affiliates not to, directly or indirectly, (i) sell, offer to sell, give, pledge, grant a security interest in, encumber, assign, grant any option for the sale of or otherwise transfer (including by operation of Law) or dispose of any Shares or any voting or economic interest therein, or enter into any agreement, arrangement or understanding to take any of the foregoing actions (each, a “Transfer”), or (ii) knowingly take any action or series of actions that would, individually or in the aggregate, reasonably be expected to materially impair or adversely affect the ability of the Stockholder to perform his obligations hereunder. Notwithstanding the foregoing, this Section 1(b) shall not prohibit a Transfer of Shares by the Stockholder (A) to any Affiliate of the Stockholder, (B) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the family of the Stockholder, (C) for estate planning purposes or (D) in open market transactions executed by a broker-dealer on behalf of the Stockholder pursuant to a Rule 10b5-1 Plan (as defined below), in each of clauses (A) - (C), so long as (I) no such Transfer would reasonably be expected to prevent or materially delay, impede, interfere with, impair or otherwise adversely affect the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated by this Agreement and (II) such transferee, prior to such Transfer, executes a joinder to this Agreement, in a form reasonably acceptable to Parent (such acceptance not to be unreasonably withheld, conditioned or delayed), pursuant to which such transferee agrees to become a party to this Agreement and be subject to the restrictions and obligations applicable to the Stockholder and otherwise become a party for all purposes of this Agreement to the extent relating to such transferred Shares. The Stockholder agrees that no amendments or modifications to any Rule 10b5-1 Plan shall be made, and no Rule 10b5-1 Plan shall be entered into, prior to the Expiration Time without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Expiration Time, any Transfer in violation of this Section 1(b) shall be null and void ab initio. For the purposes of this Agreement:

(i)           “Affiliates” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such first person, except that, with respect to the Stockholder, “Affiliates” exclude the Company and its Subsidiaries.

(ii)           a “Rule 10b5-1 Plan” means any trading plan, contract or instructions entered into or given by the Stockholder in respect of the Shares that is intended to be of the type of plan, contract or instructions contemplated by Rule 10b5-1 under the Exchange Act.

(c)        Irrevocable Proxy. The Stockholder hereby appoints, from the date hereof until the Expiration Time, Parent and any designee of Parent, and each of them individually, his proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote the Stockholder’s Shares at the Company Stockholders Meeting or at any other meeting of the holders of Company Common Stock called to consider any of the Required Vote Matters in accordance with, and solely with respect to the matters set forth in, Section 1(a); provided, that this proxy and power of attorney granted by the Stockholder shall be effective if, and only if, the Stockholder has failed to comply with his obligations under, or has attempted or purported to vote (or provide consent with respect to) any Shares in a manner inconsistent with, his obligations under Section 1(a) of this Agreement, as applicable. This proxy and power of attorney is given by the Stockholder in connection with, and in consideration of, the execution of the Merger Agreement by Parent and to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholder with respect to any of the Shares. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, liquidation, death or incapacity of a Stockholder, and actions taken by Parent hereunder shall be as valid as if such dissolution, bankruptcy, liquidation, death or incapacity had not occurred, regardless of whether or not Parent has received notice of such dissolution, bankruptcy, liquidation, death or incapacity. Notwithstanding the foregoing, the proxy and power of attorney granted hereunder shall automatically terminate and be revoked at the Expiration Time pursuant to Section 3.

(d)       Transfer of Voting Rights. Other than as permitted by Section 1(b) or contemplated by Section 1(c), the Stockholder hereby agrees that, prior to the Expiration Time, the Stockholder shall not, and shall cause his Affiliates not to, deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares owned by the Stockholder or such Affiliates.

(e)        Acquired Shares; Transferred Shares. Any Shares or other voting securities of the Company with respect to which beneficial ownership is acquired by the Stockholder or any of his Affiliates, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such Shares or upon exercise, exchange or conversion of any securities of the Company, if any, after the execution hereof shall automatically become subject to the terms of this Agreement and shall become “Shares” for all purposes hereof. Any Shares that are Transferred by the Stockholder pursuant to clause (D) of Section 1(b), if any, after the execution hereof shall automatically cease to be “Shares” for all purposes hereof upon the consummation of such Transfer.

(f)        Waiver of Appraisal Rights. The Stockholder hereby knowingly and voluntarily waives, and shall cause to be waived, any rights of appraisal or rights to dissent from the First Merger or the Second Merger that the Stockholder may have under Delaware Law by virtue of his ownership of the Shares.

(g)        Effect of Change in Recommendation. Until the Expiration Time, the obligations of the Stockholder specified in this Agreement shall apply whether or not the Company Board of Directors (or any committee thereof) has effected a Company Adverse Recommendation Change.

(h)        No Inconsistent Agreements. The Stockholder hereby agrees that he shall not, and shall cause his Affiliates not to, enter into any agreement, contract or understanding with any person prior to the Expiration Time, directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement. Parent acknowledges and agrees that nothing in this Agreement conflicts with, or is inconsistent with, the Existing Stockholders Agreement.

(i)         Further Actions. From time to time after the date hereof and prior to the Expiration Time, at the request of Parent, the Stockholder shall take all such further actions as may be necessary or reasonably requested on the part of the Stockholder to, in the most expeditious manner reasonably practicable, effect the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, prior to or at the Closing, each of the Stockholder and Parent shall execute the Registration Rights Agreement in substantially the same form as attached as an Exhibit to the Merger Agreement, and any other agreement to which the Stockholder is contemplated to be a party (and on terms reasonably acceptable to the Stockholder) and which is reasonably required to effect the Transactions and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.

Section 2.           Representations and Warranties.

(a)        Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Parent as follows:

(i)            Power and Authority; Consents. The Stockholder has the requisite capacity and authority to enter into and perform his obligations under this Agreement. Assuming the accuracy of the representations and warranties set forth in Section 2(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary on the part of the Stockholder for the execution, delivery and performance of this Agreement by the Stockholder or the consummation by the Stockholder of the transactions contemplated hereby other than the filing of any required reports with the SEC, including compliance by the Stockholder with and filings under Sections 13(d) and 16 of the Exchange Act.

(ii)           Due Authorization. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii)          Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his obligations hereunder and the consummation by the Stockholder of the transactions contemplated hereby shall not, require any consent by any person under, violate or conflict with, or constitute a default under, give rise to a termination (or right of termination) under, create or accelerate any obligations under, or create a Lien (other than any Permitted Liens) on any of the assets (including the Shares) of the Stockholder pursuant to, any Contract or other obligation or any Order to which the Stockholder is a party or by which the Stockholder or his property or assets (including the Shares) is bound, or any Law to which the Stockholder or his property or assets (including the Shares) is subject that, in each case, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated by this Agreement in any material respect. The Stockholder has not appointed or granted a power of attorney that is inconsistent with the Stockholder’s obligations pursuant to this Agreement to any person with respect to any Shares that remains in effect.

(iv)          Ownership of Shares. The Stockholder owns, beneficially and of record, all of the Shares free and clear of any voting restriction or other Lien, except for any Liens or restrictions arising under this Agreement or as may be applicable under the Securities Act or other applicable securities Laws, and has sole voting power and power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto (other than restrictions arising under this Agreement or applicable securities Laws or pursuant to any Rule 10b5-1 Plan), and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement. As of the date hereof, the number of the Shares is set forth on Exhibit A hereto. Neither the Stockholder nor any of his Affiliates beneficially owns any Shares or any options, warrants or other rights to acquire any additional Shares or shares of capital stock or other voting or equity securities or interests of the Company or any security exercisable for or exchangeable or convertible into Shares or shares of capital stock or other voting or equity securities or interests of the Company, other than as set forth on Exhibit A hereto. The Stockholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held in book-entry form). No Shares, whether held via certificate or certificates or in book-entry form, contain any legend or restriction inconsistent with the terms of this Agreement or the transactions contemplated hereby.

(v)           Legal Actions. As of the date hereof, there is no action, suit, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that, individually or in the aggregate, would reasonably be expected to impair or adversely affect the ability of the Stockholder to perform his obligations hereunder or to consummate the transactions contemplated by this Agreement in any material respect.

(vi)          Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(vii)         Sophistication. The Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding this Agreement and the other transactions contemplated by the Merger Agreement and has independently and based on such information as the Stockholder has deemed appropriate, made his own analysis and decision to enter into this Agreement, without reliance upon the Company or Parent or any of their respective Affiliates or any of the respective representatives of the foregoing. The Stockholder acknowledges that the agreements contained herein with respect to the Shares are irrevocable subject to the terms of this Agreement.

(viii)        Rule 10b5-1 Plan. The Stockholder has provided a true, complete and correct copy of any Rule 10b5-1 Plan to which it is bound as of the date hereof to Parent and such Rule 10b5-1 Plan has not been amended after December 1, 2024 and on or prior to the date hereof.

(b)         Representations and Warranties of Parent. Parent represents and warrants to the Stockholder as follows:

(i)            Power and Authority; Consents. Parent has the requisite authorization and authority to enter into and perform its obligations under this Agreement. Parent is duly organized, validly existing and in good standing in accordance with the laws of its jurisdiction of formation. No authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby.

(ii)           Due Authorization. This Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(iii)           Non-Contravention. The execution, delivery, and performance of this Agreement by Parent does not and will not (A) violate or conflict with any law, rule, regulation, order, judgment, or decree applicable to Parent, or (B) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration, or cancellation of, the certificate of organization or bylaws of Parent or any material agreement, Contract, commitment, understanding, or arrangement to which Parent is a party or by which it is bound. The execution and delivery of this Agreement by Parent does not, and the performance of this Agreement by Parent will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Entity or any other person with respect to Parent, other than those set forth as conditions to closing in the Merger Agreement.

Section 3.           Termination. This Agreement shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) the mutual written consent of Parent and the Stockholder or (d) with respect to the Stockholder, the time of any modification, waiver or amendment to any provision of the Merger Agreement that reduces the amount, changes the form or type (or mix thereof) of, imposes any restrictions or conditions on the Stockholder’s right to receive, or otherwise adversely affects the form, type or amount of, all or any portion of the Merger Consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof (such time, the “Expiration Time”); provided that this Section 3, Section 5, Section 6 and Section 9 shall, subject to their terms, survive the Expiration Time; provided, however, notwithstanding the foregoing, Section 5 shall not survive a termination of this Agreement pursuant to Sections 3(b), (c) or (d); provided, further, that, subject to Section 9(d), no such termination or expiration shall relieve any party hereto from any liability for any Willful Breach of this Agreement occurring prior to such termination.

Section 4.           Waiver of Conflicting Actions. The Stockholder hereby agrees that, prior to the Expiration Time, (a) he shall not (and shall cause his Affiliates not to) commence or participate in, and (b) he shall take (and shall cause his Affiliates to take) all actions necessary to opt out of any class in any class action with respect to, in each of clauses (a) and (b), any claim, derivative or otherwise, against Parent, Merger Subs, the Company or any of their respective Affiliates, successors, directors, managers or officers (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Company Stockholder Meeting or the Closing of the First Merger or the Second Merger) or (ii) alleging a breach of any duty of the Company Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

Section 5.           Documentation and Information.

(a)        The Stockholder shall not, and shall cause his Affiliates not to, make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law or applicable stock exchange rules (provided that, to the extent reasonably practicable and permitted by applicable law, reasonable notice of any such disclosure shall be provided to Parent, and the Stockholder shall consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise reasonably cooperate with Parent (at Parent’s sole cost and expense) in obtaining confidential treatment with respect to such disclosure if requested by Parent). The Stockholder consents to and authorizes (and hereby agrees that his Affiliates consent to and authorize) the publication and disclosure by Parent and the Company of the Stockholder’s and his Affiliates’ identity and holding of the Shares, and the terms of this Agreement (including the disclosure of this Agreement), in any press release, the Proxy Statement/Prospectus and any other disclosure document required by applicable Law in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the Stockholder acknowledges (and hereby agrees that his Affiliates acknowledge) that Parent and the Company may, to the extent required by applicable Law, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange; provided, however, prior to any such publication, disclosure or filing, the Stockholder and his Representatives shall have a reasonable opportunity to review and comment on the same and such comments shall be considered in good faith by Parent and the Company.

(b)        The Stockholder shall: (i) promptly give the Company and Parent any information he may reasonably request (and which is reasonably required) for the preparation of any disclosure documents described in Section 5(a), and the Stockholder agrees to, and to cause his Affiliates to, promptly notify the Company and Parent of any required corrections with respect to any information supplied by the Stockholder or his Affiliates specifically for use in any such disclosure document, if and to the extent that any such information shall become false or misleading in any material respect; (ii) promptly provide, or cause to be provided, to any Governmental Entity whose approval is required in connection with the transactions contemplated by the Merger Agreement (an “Applicable Governmental Entity”), on a confidential basis (if permitted under the applicable Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Stockholder (and which the Stockholder possesses); and (iii) use commercially reasonable efforts to promptly provide, or cause to be provided, to any Applicable Governmental Entity, on a confidential basis (if permitted under the applicable Laws), all agreements, documents, instruments, affidavits, statements or information that may be required or requested by such Applicable Governmental Entity relating to the Stockholder (and which the Stockholder possesses).

Section 6.           Fiduciary Duties; Legal Obligations. The Stockholder is entering into this Agreement solely in his capacity as the record and beneficial owner of the Shares, and not in any other capacity. Notwithstanding any provision in this Agreement to the contrary, (a) nothing in this Agreement shall limit or restrict the Stockholder, or any officer, director or other Representative of the Stockholder, in his or her capacity as a director, officer or employee of the Company (including, for the avoidance of doubt, any director nominated by the Stockholder) from taking (or failing to take) any action (including in the exercise of fiduciary duties) or voting in such capacity in such person’s sole discretion on any matter and (b) the taking of any action (or any failures to act) by the Stockholder or any officer, director or other Representative of the Stockholder (including, for the avoidance of doubt, any director nominated by the Stockholder) in his or her capacity as a director, officer or employee of the Company shall not be deemed to constitute a breach of this Agreement by the Stockholder.

Section 7.           Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by and against, the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other party, and any attempted assignment without the prior written consent of the other party shall be void and have no effect.

Section 8.           Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed provided: (a) upon actual delivery if personally delivered to the party to be notified if received prior to 5:00 p.m. Eastern Time on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; (b) when sent if sent by email to the party to be notified if received prior to 5:00 p.m. Eastern Time on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day; provided that notice provided by email (i) shall not be effective if a bounceback or similar “undeliverable” message is received by such sender and (ii) shall not be effective unless either (A) a duplicate copy of such email notice is promptly provided by one of the other methods described in this Section 8 or (B) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 8; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. Eastern Time in the place of receipt on a Business Day, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day, in each case to the party to be notified at the following address (or to such other address as any party shall specify by written notice so provided in accordance with this Section 8):

If to Parent or Parent Merger Subs, to:

Getty Images Holdings, Inc.
605 5th Avenue S.
Suite 400
Seattle, WA 98104

Attention:	Kjelti Kellough
Email:	kjelti.kellough@gettyimages.com

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Todd E. Freed
Jon A. Hlafter
Email:	todd.freed@skadden.com
jon.hlafter@skadden.com

If to the Stockholder, to the Stockholder and his counsel at their respective addresses and/or email addresses set forth on Exhibit A hereto.

Section 9.           Miscellaneous.

(a)        Expenses. Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the other transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)        Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by electronic delivery or otherwise) to the other parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

(c)        Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(d)        Jurisdiction; Specific Enforcement. The parties hereto hereby agree that irreparable damage would occur, no adequate remedy at law would exist (including monetary damages) and damages would not be able to be determined in the event that any of the provisions of this Agreement were not performed, or were threatened to not be performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall (i) be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) without the necessity of proving the inadequacy of money damages as a remedy and (ii) shall not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific enforcement or other equitable relief on the basis that (x) the other party has an adequate remedy at law (including monetary damages) or (y) an award of specific enforcement is not an appropriate remedy for any reason at law or equity. The parties hereto further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9(d), and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any suit, legal action or proceeding seeking to enforce any provision of, or based on any matter arising out of or relating to, this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, shall be brought, tried and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above named courts, (B) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by applicable Law, any claim that (I) the suit, action or proceeding in such court is brought in an inconvenient forum, (II) the venue of such suit, action or proceeding is improper or (III) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. To the fullest extent permitted by applicable Law, each of the parties hereto hereby consents to the service of process in accordance with Section 8; provided, however, that nothing herein shall affect the right of any party to serve legal process in any other manner permitted by Law. The parties hereto agree that a final judgment in any suit, action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other matter provided by applicable Law. Notwithstanding anything to the contrary in this Agreement, Parent hereby agrees that specific performance or injunctive relief pursuant to this Section 9(d) shall be its sole and exclusive remedy with respect to breaches (including Willful Breaches) or threatened breaches by the Stockholder under this Agreement, and neither Parent nor any of its Affiliates may pursue or accept any other form of relief (including monetary damages or reimbursement) that may be available at law or in equity for any breach (including any Willful Breach) or violation of this Agreement.

(e)        WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

(f)        Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, then such provision shall be interpreted to be only so broad as is enforceable.

(g)        Entire Agreement. This Agreement, together with any exhibits hereto, constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, between or among the parties hereto with respect to the subject matter hereof.

(h)        Amendments; Waivers. This Agreement may only be amended, modified or supplemented in a writing signed on behalf of each party hereto. The foregoing notwithstanding, no failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No waiver by any party of any of its rights hereunder shall be effective against such party unless such waiver is set forth in a written instrument signed by such party.

(i)         Headings. Headings of the Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

(j)         No Third-Party Beneficiaries. Each party hereto agrees that (i) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other parties hereto in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including any right to rely upon the representations and warranties set forth herein.

(k)        Interpretation.

(i)            When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date. The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of the defined terms and to the masculine as well as to the feminine and neuter genders of such defined terms. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(ii)           Each of the parties hereto has participated in the drafting and negotiation of this Agreement, and if an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(l)          No Recourse. Parent (on behalf of itself and Merger Subs) agrees that the Stockholder shall not be liable in his capacity as a stockholder of the Company or in any other personal capacity for claims, damages, expenses, liabilities or obligations arising under the Merger Agreement. Notwithstanding anything that may be expressed or implied herein (except in the case of the immediately succeeding sentence), and notwithstanding the fact that any party to this Agreement may be a partnership or limited liability company, each party hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or in respect of any oral representations made or alleged to be made in connection herewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, permitted assignee, incorporator, controlling person, fiduciary, representative or employee of any party hereto (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any party hereto (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Related Party”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such party against the Related Parties, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Related Party, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated hereby, in respect of any oral representations made or alleged to be made in connection herewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Related Party may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise contemplated hereby if such Related Party is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon or arising out of this Agreement or the negotiation, execution or performance hereof, may only be brought against the persons that are named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Each Related Party is intended as a third-party beneficiary of this Section 9(l).

(m)        No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and neither Parent nor any other person shall have any power or authority to direct the Stockholder in the voting or disposition of any of the Shares, except as otherwise expressly provided herein.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
	Name:	Kjelti Kellough
	Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Voting and Support Agreement]

STOCKHOLDER

By:	/s/ Jonathan Oringer
	Name:	Jonathan Oringer

[Signature Page to Voting and Support Agreement]

EXHIBIT A

Stockholder Name and Address		Number of Equity Securities[1]
Jonathan Oringer		10,776,959 shares of Company Common
Stock
c/o Simpson Thacher & Bartlett LLP
425 Lexington Avenue		263,742 Company Options
New York, New York 10017
Attention:	Elizabeth Cooper
Matthew Fisher

Email:	ecooper@stblaw.com
matthew.fisher@stblaw.com

1            For the avoidance of doubt, this Exhibit A does not include any Company PSUs held by the Stockholder as of the date hereof.